Exhibit 10.1

                            LINE OF CREDIT AGREEMENT

THIS AGREEMENT made November 26, 2012, between COVENTRY CAPITAL LLC (the "Lender"), a Delaware limited liability company, of 1201 Orange Street, Suite 600, Wilmington, DE 19899-0511; and VUMEE INC. (the "Borrower"), a Nevada company having an office at 50 East Sample Road, Suite 301, Pompano Beach, FL 33064; WITNESSES THAT in consideration of the Lender providing a line of credit to the Borrower, the parties agree as follows:

1. Line of Credit. The parties acknowledge the Lender has provided a line of credit to the Borrower in the principal amount of up to $2,000,000.00 United States currency. The Lender shall advance funds at its sole discretion up to the aforesaid maximum amount when and as directed by the Borrower.

2. Payment. The Borrower shall pay to the Lender the amount of all indebtedness owing by the Borrower to the Lender in respect of this Agreement on November 26, 2013, and shall pay interest thereon annually at the rate of eight per cent per annum calculated annually.

3. Evidence of Indebtedness. The Borrower shall deliver to the Lender from time to time, in form and substance satisfactory to the Lender, promissory notes or other acknowledgement of debt evidencing the amount of all indebtedness owing by the Borrower to the Lender in respect of this Agreement. In the absence of promissory notes, the Borrower agrees that the statement of account prepared by the Lender shall be conclusive evidence of the amount of indebtedness owing by the Borrower to the Lender in respect of this Agreement.

4. Interpretation. All words denoting the singular shall be pluralized throughout this Agreement as the context requires and all words denoting gender shall be construed at the context requires and will include a body corporate where the context requires.

5. Notices. Any notice or statement may be delivered or mailed by prepaid ordinary mail to the Borrower at the address set out above, and the Borrower shall be deemed to have received such notice or statement on the date of delivery if delivered, and five days after mailing if mailed.

6. Enurement. This Agreement is in addition to any other debt instrument, security or agreement between the Lender and the Borrower, and shall enure to the benefit of the Lender, its successors and assigns, and shall be binding on the Borrower, its successors and assigns.

7. Proper Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware.

8. Conversion. The Lender may convert all or any part of the indebtedness owing by the Borrower to the Lender into shares of the Borrower at a price which equals the closing price of the Borrower's common shares on the OTC market on the trading day which precedes the date that the Lender notifies the Borrower of such conversion.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

COVENTRY CAPITAL LLC                       VUMEE INC.



Per: /s/ authorized signatory              Per: /s/ authorized signatory
    --------------------------------            --------------------------------
    Authorized Signatory                        Authorized Signatory